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                                   Exhibit 11

                         Opinion and Consent of Counsel
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                             [ROPES & GRAY ADDRESS]

                               December 17, 1998


The One Group(R)
3435 Stelzer Road
Columbus, Ohio  43219

Ladies and Gentlemen:

         You have informed us that you intend to file a Registration Statement on Form N-14 under the Investment Company Act of 1940, as amended, with the Securities and Exchange Commission (the "Commission") for the purpose of providing disclosure with respect to the proposed consolidation of Pegasus Funds into The One Group(R).

         We have examined your Amended and Restated Agreement and Declaration of Trust, as further amended, as on file at the office of the Secretary of The Commonwealth of Massachusetts. We are familiar with the actions taken by your Trustees to authorize the issuance of Shares of beneficial interest to Pegasus Funds under the proposed transaction at net asset value and have assumed that the Shares will be issued in accordance with that authorization. We have also examined a copy of your Code of Regulations and such other documents as we have deemed necessary for the purposes of this opinion.

         Based on the foregoing, we are of the opinion that the Shares being registered have been duly authorized and when issued to Pegasus Funds will be legally issued, fully paid and non-assessable.

         The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each agreement, obligation or instrument entered into or executed by the Trust or its Trustees. The Declaration of Trust provides for indemnification out of the property of the Trust for all loss and expense of any shareholder of the Trust held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of a shareholder incurring financial loss on account of being a shareholder is limited to circumstances in which the Trust itself would be unable to meet its obligations.

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The One Group(R)
December 17, 1998
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         We consent to this opinion accompanying the N-14 when filed with the
Commission.



                                        Very truly yours,



                                        Ropes & Gray